                                                                     EXHIBIT 99A

                       [HEIN + ASSOCIATES LLP LETTERHEAD]


May 1, 1998



Mr. Roberto Rios
Mitcham Industries, Inc.
P.O. Box 1175
Huntsville, Texas 77342

Dear Mr. Rios:

You have furnished us with a copy of your "Notification of Late Filing" on Form 12b-25, dated May 1, 1998.

We are in agreement with the comments under Part III of the Form 12b-25 with respect to the reasons why we are unable to furnish our report on the consolidated financial statements of Mitcham Industries, Inc. and its subsidiary on or before the date the Form 10-KSB of Mitcham Industries, Inc. for the year ended January 31, 1998 is required to be filed.

Yours very truly,

Hein + Associates, LLP

HEIN + ASSOCIATES, LLP